FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP. (the “Issuer”)

Suite 1920, 1188 West Georgia Street

Vancouver, B.C.

V6E 4A2

Item 2.	Date of Material Change

October 23, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is October 26, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange, Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer completes $1,000,000 investment in Wealth Minerals Ltd.

Item 5.	Full Description of Material Change

The Issuer reports that it has completed a $1,000,000 investment in Wealth Minerals Ltd. (“Wealth”) of Vancouver B.C.

Wealth is an early stage mineral exploration company with approximately 37.7 million shares issued and listings on the TSX Venture and Frankfurt Stock Exchanges.  Wealth’s focus is the acquisition and exploration of prospective uranium properties, primarily in Argentina and Peru.  In addition to ongoing work programs on its existing properties, it continues to actively evaluate new potential uranium projects in these and other countries.  Wealth recently completed a $1,406,980.26 financing, consisting of 3,349,953 units at a price of $0.42 per unit.  Each unit consisted of one common share and one transferable common share purchase warrant, with each warrant being exercisable to acquire one additional common share until October 23, 2011 at an exercise price of $0.60.  The Issuer purchased 2,380,953 of the units at a cost of $1,000,000.

As a result of this acquisition, the Issuer now holds an aggregate of 2,650,353 common shares of Wealth, representing approximately 7.02% of the issued and outstanding common shares of Wealth.  Assuming the exercise of the 2,380,953 warrants comprised in the units, the Issuer would then hold 5,031,306, or approximately 12.54%, of the then issued common shares (assuming no other warrant or option exercises).  The Issuer is not acting jointly or in concert with any other persons or companies in connection with such acquisition or the securities of Wealth.

The Issuer acquired the securities of Wealth for investment purposes only, and not for the purpose of influencing control or direction over Wealth.  The Issuer will, however, review its holdings in Wealth from time to time, and may increase or decrease its position as future circumstances dictate.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements concerning the intentions of the Issuer with respect to its holdings of securities of Wealth, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Issuer may produce or plan to produce, the Issuer’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies and other risks and uncertainties disclosed in the Issuer’s annual information form filed with the B.C., Alberta and Ontario Securities Commissions and the annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Henk Van Alphen, President & CEO

Business Telephone No.:  (604) 408-7488

Item 9.	Date of Report

October 27, 2009